Exhibit 10.2

SETTLEMENT AND RESTRICTIVE COVENANT AGREEMENT

This Settlement and Restrictive Covenant Agreement (the “Agreement”) is entered into as of November 4, 2026, effective as of the Effective Date (as defined in Section 11), by and among First Capital, Inc., an Indiana corporation (the “Parent”), First Bancorp of Indiana, an Indiana corporation (the “Company”), First Federal Savings Bank, Evansville Indiana (the “Bank”) a wholly owned subsidiary of the Company, and Michael Head (the “Executive”). The Parent, Company, Bank and the Executive are sometimes referred to as the “Parties” for purposes of this Agreement.

W I T N E S S E T H:

WHEREAS, Parent and Company are parties to an Agreement and Plan of Merger, dated as of November 4, 2026 (the “Merger Agreement”), pursuant to which, the Company will merge with and into Parent, with Parent as the surviving corporation (the “Merger”) and the Bank will merge with and into First Harrison Bank a wholly owned subsidiary of Parent (the “Parent Bank”), with Parent Bank as the surviving corporation; and

WHEREAS, the Parties desire to enter into this Agreement, which shall supersede the Amended and Restated Employment Agreement dated June 20, 2018, between First Federal Savings Bank, First Bancorp of Indiana, Inc., and Michael H. Head, as extended through July 1, 2028 (the “Employment Agreement”), in its entirety, effective immediately prior to the Effective Time (as defined in the Merger Agreement), and in lieu of any rights and payments and benefits under the Employment Agreement, the Executive shall be entitled to the payment set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Termination of the Employment Agreement and Continued Employment. Effective the day immediately prior to the Effective Time, the Employment Agreement shall be terminated in its entirety, and the parties thereto shall have no further rights or obligations thereunder. If the Merger Agreement is terminated or otherwise cancelled prior to the Effective Date (as defined in Section 11), or if the Executive’s employment with the Bank or the Company terminates for any reason prior to the Effective Date, this Agreement will be null and void ab initio, and, to the extent the Executive’s employment has not terminated, the Executive’s employment and the Employment Agreement will remain in full force and effect in accordance with the terms of the Employment Agreement. The Executive acknowledges and agrees that the Executive is not, and will not be, entitled to participate in, or receive benefits under, any severance plan or policy of the Bank, the Company, the Parent Bank or any of their respective affiliates (notwithstanding any contrary provision in any such plan or policy), and hereby waives all rights to any such participation and benefits. As of the Effective Time, the Executive shall continue employment with Parent Bank under the terms set forth in Appendix A.

2.             Settlement Amount. Provided the Executive has remained employed with the Bank until the Effective Date, in consideration of the termination of the Employment Agreement and in further consideration for the restrictive covenants contained in Section 6 of this Agreement (the value of which will be determined by reference to a report of an independent appraisal of such covenants), the Executive will receive a lump-sum cash amount payable by the Bank as set forth in Appendix B (the “Settlement Amount”). The Settlement Amount shall be paid immediately prior to the Effective Date subject to applicable tax withholding. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, as a condition of Executive’s receipt and retention of the Settlement Amount, Executive is required to (i) execute, and deliver to the Company or the Bank a release of claims and covenant not to sue substantially in form attached hereto (the “Release”), which shall be signed and dated as of the eighth calendar day prior to the Effective Date, and (ii) not revoke the Release. If the Release is not so timely executed and delivered to either the Company or the Bank, or if after the Executive timely executes and delivers the Release to either the Company or the Bank, the Executive revokes the Release, then, the Settlement Amount will not be paid to the Executive.

3.             Other Obligations. For the avoidance of doubt, the payment of the Settlement Amount under this Agreement shall not release the Bank, the Company, or any of their affiliates or their successors from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid base salary up to the Effective Date; (b) the payment of the Executive’s vested benefits under the tax-qualified plan of the Bank; (c) reimbursement for business expenses incurred by the Executive prior to, but that have not been reimbursed on or before, the Effective Date, to the extent reimbursable in accordance with the applicable reimbursement policy of the Bank; or (d) obligations to honor the Executive’s rights with respect to equity awards granted to the Executive by the Company (which equity awards the Executive acknowledges and agrees will be treated as set forth in the Merger Agreement).

4.             Complete Satisfaction. In consideration of the payment of the Settlement Amount, the Parties hereby agree that the payment of the Settlement Amount in accordance with Section 2 shall be in complete satisfaction of all rights to payments and benefits due to the Executive under the Employment Agreement and any other Company policy or benefit.

5.             Section 280G Cut-Back. In no event shall the Settlement Amount constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, the Settlement Amount will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.

6.             Restrictive Covenants

6.1             Non-Disparagement. The Executive will not, at any time disparage or defame in any manner, whether directly or indirectly, the Parent, Parent Bank, Company, the Bank (collectively, the “Released Parties”), or their affiliates, officers, directors, owners, representatives, employees, products or services, and the Released Parties agree not to disparage or defame the Executive in any manner, whether directly or indirectly, in each case at any time during the Executive’s employment or at any time following the last day of the Executive’s employment term, except when compelled to do so in connection with a government investigation or judicial proceeding, or as otherwise may be required or protected by law.

6.2             Non-Competition. The Executive agrees that during the term of the Executive’s employment by the Parent Bank and for a period of six (6) months following his termination of employment, the Executive shall not, without the written consent of the Parent and Parent Bank, either directly or indirectly: become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, that has operations or its headquarters in the Indiana counties of Clark, Daviess, Floyd, Harrison, Pike, Posey, Vanderburgh, Warrick, and Washington, or the Kentucky counties of Bullitt and Henderson, or any county adjacent to those listed, if the role in which he would perform for the aforementioned competitors would have the same title, duties, responsibilities, and/or use the knowledge and skill as those which he performed for the Company, Parent, or Parent Bank in the two years preceding the termination of his employment.

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6.3             Non-Solicitation of Customers. The Executive agrees that during the term of the Executive’s employment by the Parent and Parent Bank and for a period of one year following his termination of employment, the Executive shall not, without the written consent of the Parent and Parent Bank, either directly or indirectly, solicit in any manner, seek to obtain or service, or accept the business of any Customer (as defined in the next sentence) for any product or service of the type offered by the Released Parties or competitive with the Released Parties’ business.  For purposes of this section, Customer means a person or entity who is a customer of the Released Parties at the time of the termination of Executive’s employment or with whom Executive had direct contact on behalf of the Released Parties at any time during the period of Executive’s employment with the Released Parties, or solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer (as defined in the next sentence) for any product or service of the type offered by the Released Parties or otherwise competitive with the Released Parties’ business.  For purposes of this section, Prospective Customer means a person or entity who, during the one-year period preceding the last day of the Executive’s employment, was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Released Parties’ sales or marketing activity.

6.4             Non-Solicitation of Employees. The Executive agrees that during the term of the Executive’s employment by the Parent and Parent Bank and for a period of one year following his termination of employment, the Executive shall not, without the written consent of the Parent and Parent Bank, either directly or indirectly, solicit, offer employment to, attempt to induce to leave the Parent Bank, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Parent Bank, the Parent or any of their respective subsidiaries or affiliates to terminate his or her employment with the Parent Bank or Parent and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Parent or Parent Bank or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within the counties in which the Parent or the Parent Bank has business operations or has filed an application for regulatory approval to establish an office; provided, however, that this Section 6.4 shall not prohibit general solicitations in any medium not specifically directed at officers or employees of the Bank, the Company, or their respective subsidiaries or affiliates.

6.5             Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Parent Bank with respect to all Confidential Information. At all times, both during the Executive’s employment with the Parent Bank and after Executive’s termination of employment, the Executive will keep in confidence and trust all Confidential Information, and will not use or disclose any Confidential Information without the written consent of the Parent Bank, except as may be necessary in the ordinary course of performing the Executive’s duties to the Parent Bank. As used in this Agreement, “Confidential Information” means information belonging to the Parent or the Parent Bank, which is of value to the Parent and Parent Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Parent or the Parent Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Parent or Parent Bank. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Parent Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Parent or Parent Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain not by reason of a breach of this Section 6.5.

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7.             Reasonableness of Restrictions. The Executive acknowledges and agrees that (i) the Executive’s services are unique and extraordinary; (ii) the restrictive covenants contained in or incorporated into this Agreement are essential elements of this Agreement and are reasonable given the Executive’s access to the confidential information and the substantial knowledge and goodwill the Executive has acquired with respect to the business of the Company and the Bank and their respective affiliates as a result of the Executive’s employment with the Company and the Bank, and the unique and extraordinary services provided by the Executive to the Company and the Bank; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein will not deprive the Executive of the ability to earn a reasonable living. Should any part or provision of the restrictive covenants be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The Parties further agree that if any portion of the restrictive covenants or of the Agreement otherwise is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of the invalid or unenforceable terms.

8.             Notice of Rights under the Older Workers Benefit Protection Act. Executive understands and agrees that Executive is covered by the provisions of the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA). Executive acknowledges that he has been advised to seek legal counsel before signing this Agreement. Executive further acknowledges that he has been advised that he has a period of twenty-one (21) days from his receipt of this Agreement in which to review and execute this Agreement (“Review Period”). Executive has also been advised that, after executing the Agreement, Executive has an additional seven (7) days within which to revoke it (“Revocation Period”). Executive’s signature before the end of the Review Period shall constitute and be considered a waiver of any days remaining in the Review Period. Executive understands that the release contained in this Agreement does not apply to rights and claims that may arise after Executive signs this Agreement. Executive must email any notice of revocation to: cfrederick@firstharrison.com, by the last day of the Revocation Period.

9.             Code Section 409A Compliance. The intent and belief of the Parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, neither the Company nor the Bank makes any promise or guarantee of such exemption or compliance.

10.           General.

(a)           Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, successors, permitted assigns and legal representatives. The Executive may not assign this Agreement, or any of the Executive’s rights or obligations under this Agreement, without the prior written consent of the Bank and the Company. The Bank and the Company may assign this Agreement, and their respective rights and obligations under this Agreement, to any adequately capitalized successor to their respective businesses without the consent of the Executive.

(b)           Final Agreement. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, discussions and understandings (in each case, whether written or oral) between the Parties regarding the subject matter hereof (including, without limitation, the Employment Agreement). The terms of this Agreement may be changed, modified, waived or discharged only by an instrument in writing signed by each of the Parties.

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(c)           Withholdings. The Bank or its successors (as applicable) may withhold from the amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

(d)           Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Indiana, without reference to any principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws. Each of the Parties consents to personal jurisdiction in the State of Indiana and voluntarily submits to the jurisdiction of the courts of the State of Indiana sitting in Harrison County, Indiana, in any action or proceeding with respect to this Agreement, as well the federal district courts located in Floyd County.

(e)           Voluntary Action and Waiver. The Executive acknowledges that by the Executive’s free and voluntary act of signing below, the Executive agrees to all the terms of this Agreement and intends to be legally bound thereby.

(f)            Severability; Counterparts. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable due to its duration, geographic scope, or scope of activity, such court is hereby expressly authorized and requested by the Parties to modify (“blue pencil”) or reform such provision to the maximum duration, scope, or activity permitted by applicable law, and to enforce such provision as modified. It is the intent of the Parties that this Agreement be enforced to the fullest extent allowed by law. The invalidity or unenforceability of any provision or provisions contained in this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed electronically and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.           Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall become effective as of Effective Time of the Merger or the eighth (8th) day after Executive signs it without revoking it, whichever occurs later (“Effective Date”). No payment due to Executive under this Agreement shall be made or begin before the Effective Date. In the event the Merger Agreement is terminated for any reason prior to the closing of the Merger or the Merger does not occur, this Agreement shall be deemed null and void ab initio.

Acknowledgements

Executive acknowledges under penalties of perjury that: (a) Executive received this Agreement on November 4, 2026; (b) Executive has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has been given a reasonable amount of time within which to consult with an attorney; (c) Executive has been given a period of at least twenty-one (21) days within which to consider this Agreement; (d) Executive has availed himself of all opportunities she deems necessary to make a knowing, voluntary, and fully informed decision; (e) Executive has signed this Agreement free of duress or coercion; and (f) Executive is fully aware of his rights and has carefully read and fully understands all provisions of this Agreement before signing.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Company and the Bank have executed this Agreement as of the date first above written.

Executive

/s/ Michael Head
Michael Head

First Capital, Inc.

/s/ Michael C. Frederick
Name: Michael C. Frederick
Title: President/CEO

First Bancorp of Indiana

By:	/s/ Sharon R. Walker
Name: Sharon R. Walker
Title: Chairman of the Board

First Federal Savings Bank, Evansville Indiana

By:	/s/ Sharon R. Walker
Name: Sharon R. Walker
Title: Chairman of the Board

[SIGNATURE PAGE TO THE SETTLEMENT AND RESTRICTIVE COVENANT AGREEMENT]

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